Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2012, relating to the financial statements and financial statement schedule of Lufkin Industries, Inc., and the effectiveness of Lufkin Industries, Inc.’s internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of Lufkin Industries, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

February 27, 2012